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                                                                     Exhibit 4.2

                            SPECIAL STOCK AWARD PLAN
                                    FOR SCOR

                                   2004 - 2005

                                      RULES

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DEFINITIONS:

For the purpose of this plan, the terms below have the following meaning:

"Beneficiary(ies)"                           Person(s) who are (a) eligible to
                                             participate in this Plan in
                                             accordance with article 2 of this
                                             Plan, and (b) designated by the
                                             company's Chairman and Chief
                                             Executive Officer after
                                             consultation with the Remunerations
                                             and Appointments Committee.

"Company" or "SCOR"                          SCOR, a French corporation (societe
                                             anonyme) with capital stock of EUR
                                             645,335,978, whose registered
                                             office is located at 1 avenue du
                                             General de Gaulle - 92800 Puteaux,
                                             France, and which is registered in
                                             the Trade and Companies Register of
                                             Nanterre under no. 562 033 357.

"Corporate Officer(s)"                       Each person(s) who is a corporate
                                             officer of SCOR and/or its
                                             subsidiary, SCOR VIE.

"Custody Account Memorandum"                 The memorandum from the Company to
                                             Beneficiaries advising
                                             Beneficiaries of the requirements
                                             and procedures for opening a
                                             custody account for the delivery of
                                             Shares under the Plan.

"First Effective Ownership Transfer Date"    January 10, 2005

"Effective Ownership Transfer Date(s)"       The First Effective Ownership
                                             Transfer Date and the Second
                                             Effective Ownership Transfer Date,
                                             or either of them.

"Group" SCOR and French and foreign subsidiaries controlled by it within the meaning of article L. 233-16 of the French Commercial Code (Code de commerce).

"Grant Letter"                               The grant letter defined in article
                                             3 of this Plan.

"Local Time"                                 Local time at the location of the
                                             Beneficiary's employment.

"Plan"                                       This Special Stock Award Plan.

"Second Effective Ownership Transfer Date"   November 10, 2005

"Share(s)"                                   Shares of SCOR common stock.

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RECITALS:

The Compensation and Appointments Committee of the SCOR group has decided to implement this stock award Plan in both France and other countries for the benefit of certain of its top executives and senior managers, as designated in article 2 of this Plan, to encourage them to continue their efforts to promote the Group's growth.

This Plan is governed by French law and reflects current French laws and regulations. This Plan may be amended if new French laws or regulations are adopted which affect the features of this Plan as presented below. This Plan also may be modified to comply with the applicable legal requirements of jurisdictions other than France.

Mandatory legal and regulatory provisions of jurisdictions other than France shall control in those jurisdictions.

1. OVERVIEW

Under this Plan, SCOR will grant to Beneficiaries, on the following terms and conditions, unrestricted ownership of Shares previously repurchased by SCOR and held in its treasury.

2. ELIGIBILITY

2.1 Determination of eligibility

In general, the following individuals shall be eligible to receive grants of Shares under the Plan:

-     Corporate Officers,

-     members of the executive committee of the Company,

- heads of divisions, offices and central departments of the Group's companies, and

-     heads of the Group's companies who benefit from a contractual bonus plan,

-     certain managers of the Group's companies.

The Company's Chairman and Chief Executive Officer shall designate the Beneficiaries after consultation with the Compensation and Appointments Committee.

2.2 Not a contract of employment

Eligibility for this Plan shall not affect eligibility for any future plan. Neither eligibility for this Plan nor participation in this Plan shall constitute a contract of employment or otherwise give rise to any obligation on the part of any Group company to retain any person as an employee or in any other capacity.

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3. GRANT LETTER; CONDITIONS TO RECEIVING SHARES; EFFECTIVE OWNERSHIP TRANSFER
DATES

3.1 Grant Letter

SCOR shall deliver or cause to be delivered to each Beneficiary a personal letter (a "Grant Letter") informing him or her:

   - of the number of Shares conditionally granted to such Beneficiary, which Shares such Beneficiary shall be eligible to receive under this Plan on the Effective Ownership Transfer Dates, and

   -     of the terms and conditions of the grant of Shares as set forth in article 2, article 3 and elsewhere in this Plan.

3.2 Cumulative conditions to receiving Shares conditionally granted by Grant Letter

      (a) In order to receive unrestricted ownership of the Shares conditionally granted in the Grant Letter, each Beneficiary shall be required to open a custody account on or before January 9, 2005 with Euro Emetteurs Finances (EEF), with which SCOR has signed an agreement to manage this Plan, or such other institution as SCOR may designate, into which custody account Shares for which the conditions of grant (as set forth in this Plan) have been met, shall be deposited on the Effective Ownership Transfer Dates.

Any Beneficiary who fails to timely open such custody account in accordance with any instructions provided to such Beneficiary by the Company in the Custody Account Memorandum, shall irrevocably forfeit any and all right to receive any and all Shares conditionally granted under the Grant Letter or this Plan without further action on the part of such Beneficiary, SCOR, the Group or any Group company.

      (b) (i) Each Beneficiary who has received a Grant Letter, who has remained continuously a Corporate Officer or otherwise employed with the Group from receipt of the Grant Letter until 11:59 p.m. Local Time on 31 December 2004, who has neither given to nor received from any Group company with which such Beneficiary is a Corporate Officer or otherwise employed notice of termination of employment or of his/her position as Corporate Officer as of 11:59 p.m. Local Time on 31 December 2004, and who otherwise meets the requirements set forth in this Plan including, without limitation, article 2 and article 3, shall receive unrestricted ownership and enjoyment of 50% of the Shares conditionally granted under his or her Grant Letter on the First Effective Ownership Transfer Date.

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            (ii) If a Beneficiary, after receiving a Grant Letter under this
Plan, has ceased to be a Corporate Officer or has left the Group company's employ at or before 11:59 p.m. Local Time on 31 December 2004, regardless of the reason (including but not limited to death, retirement, resignation and dismissal), then without further action on the part of such Beneficiary, SCOR, the Group or any Group company, such Beneficiary shall irrevocably forfeit any and all right to receive any and all Shares conditionally granted under the Grant Letter or this Plan.

      (c) (i) Each Beneficiary who has received a Grant Letter, who has remained continuously a Corporate Officer or otherwise employed with the Group from receipt of the Grant Letter until 11:59 p.m. Local Time on 31 October 2005, who has neither given to nor received from any Group company with which such Beneficiary is a Corporate officer or otherwise employed notice of termination of employment or of his/her position as Corporate Officer as of 11 :59 p.m. Local Time on 31 October 2005, and who otherwise meets the requirements set forth in this Plan including, without limitation, article 2 and article 3, shall receive unrestricted ownership and enjoyment of the remaining 50% of the Shares conditionally granted under his or her Grant Letter on the Second Effective Ownership Transfer Date.

            (ii) If a Beneficiary, after receiving a Grant Letter under this Plan, has ceased to be a Corporate Officer or has left the Group company's employ after 11:59 p.m. Local Time on 31 December 2004 and at or before 11:59 p.m. Local Time on 31 October 2005, regardless of the reason (including but not limited to death, retirement, resignation and dismissal), then without further action on the part of such Beneficiary, SCOR, the Group or any Group company, such Beneficiary shall irrevocably forfeit any and all right to receive the Shares conditionally granted under the Grant Letter as to which beneficial ownership would otherwise have been transferable to such Beneficiary on the Second Effective Ownership Transfer Date pursuant to article 3.2 (c) (i). Nothing in this article 3.2 (c) (ii) shall be deemed to affect any right of any such Beneficiary to receive Shares on the First Effective Ownership Transfer Date pursuant to article 3.2 (b) of this Plan.

      (d) (i) Notwithstanding anything in this Plan to the contrary, except as may otherwise be required by applicable law or as set forth in article 3.2 (d)
(ii), no Beneficiary shall be eligible to receive Shares under this Plan (regardless of whether he or she otherwise qualifies to receive or does receive a Grant Letter) if he or she is on inactive status (that is, on leave of any kind) as of 11:59 p.m. Local Time on 31 December 2004 and such inactive status has been in continuous effect for more than six months as of such time.

            (ii) Notwithstanding the foregoing, except as may otherwise be required by applicable law, the limitation on eligibility set forth in article
3.2 (d) (i) shall not apply if the inactive status is the consequence of an industrial accident, an occupational disease, maternity leave (and to the extent required by applicable law, paternity leave) or trade union leave (to the extent permissible under the applicable trade union/collective bargaining unit agreement).

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4. DETERMINATION OF TOTAL NUMBER OF SHARES GRANTED

4.1 DETERMINATION OF NUMBER OF SHARES GRANTED TO CORPORATE OFFICERS

The number of Shares granted to Corporate Officers shall be determined individually for each such Corporate Officer, based on his or her performance and expected contribution to the Group's growth, by the Company's Board of Directors after consultation with the Compensation and Appointments Committee.

4.2 DETERMINATION OF NUMBER OF SHARES GRANTED TO BENEFICIARIES WHO ARE NOT CORPORATE OFFICERS

(a) The Chairman and Chief Executive Officer of the Company, after consultation with the Compensation and Appointments Committee, shall determine the aggregate number of Shares to be granted under this Plan to Beneficiaries who are not Corporate Officers, within the overall aggregate plan limit established by the Board of Directors of the Company;

(b) The number of Shares to be granted to each Beneficiary who is not a Corporate Officer shall be determined individually for each such Beneficiary, based on his or her performance and expected contribution to the Group's growth, by the Chairman and Chief Executive Officer of the Company after consultation with the Compensation and Appointments Committee. The Chairman and Chief Executive Officer may delegate his or her powers and responsibilities under this article 4.2(b) to the Chief Operating Officer of the Company and/or to SCOR's Human Resources department.

5. AVAILABILITY OF SHARES

Commencing on each of the Effective Ownership Transfer Dates, each Beneficiary shall have the right to sell or otherwise transfer the Shares for which unrestricted ownership is transferred to such Beneficiary on such date under this Plan, provided, however, that the Chairman and Chief Executive Officer of the Company may establish a daily limit on the number or market value of Shares granted under this Plan that may be sold by Beneficiaries if necessary or desirable, in the sole judgment of the Chairman and Chief Executive Officer of the Company, to avoid any adverse impact on the market price of the Shares.

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6. SOCIAL SECURITY AND TAX TREATMENT

6.1. French law

The following tax and social security provisions set forth in this article 6.1 are those currently in force. They apply only to Beneficiaries who are working in France, who are French tax residents and are subject to the social security regime in France. They may be amended in the future, in which case SCOR will provide additional information to the Beneficiaries.

Under French law, the Shares transferred are considered a benefit in kind and therefore additional salary which is fully subject to social security contributions and income tax.

The value of this benefit is recognized on the day of the stock ownership transfer based on the Paris stock market opening price, regardless of subsequent changes.

The social security contributions on wages applicable to the number of transferred Shares must be paid fully by the Beneficiary on or before the Effective Ownership Transfer Dates.

The subsequent gain (or loss) which the Beneficiary may realize as a shareholder (i.e. after unrestricted ownership has been transferred) is subject to the rules on capital gains (or losses) on sales of Shares by private individuals (article 150-OA of the General Tax Code). Under current law, if these capital gains are subject to tax, they are taxed at the statutory rate of 16%, and subject to "additional surtaxes," i.e. 27% (2004 income).

Each Group company shall be entitled to take any actions such Group company deems to be necessary or appropriate in order to ensure that any and all tax withholding obligations of the Group or any Group company that may arise by reason of Shares granted under this Plan are timely satisfied.

6.2. Tax law for countries other than France

Local law applies specifically in all countries other than France where Shares are granted.

The social security contributions on wages (and, as applicable depending on the country, withholding tax) applicable to the number of transferred Shares must be paid fully by the Beneficiary on or before the Effective Ownership Transfer Dates.

Each Group company shall be entitled to take any actions such Group company deems to be necessary or appropriate in order to ensure that any and all tax withholding obligations of the Group or any Group company that may arise by reason of Shares granted under this Plan are timely satisfied.

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6.3 Installment payments

Any Beneficiary who wishes to pay his or her taxes and/or social security contributions by installments must contact the applicable Personnel Administrative Management department before each Effective Ownership Transfer Date on which such Beneficiary receives unrestricted ownership of Shares under this Plan, provided, however that corporate officers of SCOR and any other persons to whom SCOR or members of the Group are not permitted to extend credit under applicable law shall not be permitted to pay social security contributions and/or taxes by installments and must make such payments immediately upon transfer of unrestricted ownership of such Shares.

7. NOTIFICATIONS

All notifications under this Plan must be in writing.

When addressed to SCOR or to a Group company, such notifications must be sent to SCOR's registered office in France.

When addressed to the Beneficiary, such notifications must be hand-delivered at his or her place of work or sent to the address which the Beneficiary has provided in writing to SCOR, or to his or her last known domicile.

8. TERM

This Plan shall be deemed terminated upon the performance by the Company of its obligations under this Plan.